The Alkaline Water Company Inc. Announces Record Quarterly Sales of over $7.85 million

Sales Continue to Accelerate as we enter the summer months of Q2

SCOTTSDALE, AZ--(Marketwired - July 11, 2018) - The Alkaline Water Company Inc. (TSXV and OTCQB: WTER) (the "Company"), with products bottled under the trademark Alkaline88®, is pleased to announce record quarterly sales were achieved in its first quarter for the fiscal year ending March 31, 2019.

First Quarter Highlights (Unaudited)

(All amounts are in U.S. dollars)

•	Record first quarter FY 2019 sales of over $7.85 million

•	First quarter FY 2019 sales of over $7.85 million up over 51% as compared to first quarter FY 2018 sales of $5.17 million

•	Completed non-brokered private placement with aggregate gross proceeds of over $3.8 million

•	Entered into co-packing agreement with state-of-the-art Southern California bottler, Chameleon Beverage, which will significantly increase wholesale production capacity

•	Expanded distribution in Texas with the addition of Grocery Supply, the largest wholesale food and beverage distributor in the state.

•	Alkaline88® is now available in Big Y World Class Markets across Massachusetts and Connecticut as a result of the Company’s continued aggressive North-East expansion

•	Alkaline88® is now available in all 50 states at over 40,000 retail locations, including top national grocery retailers, Walmart, Kroger, Safeway-Albertsons and Shopko

Management Comments

“We have had another exceptional quarter of growth and continue to exceed our own expectations. We continue to trend ahead of our monthly projections for Fiscal Year 2019.” stated Richard A. Wright, President and CEO of The Alkaline Water Company Inc. “As sales momentum continues into the summer we expect to see strong growth through the next quarter and rest of the fiscal year.” concluded Mr. Wright.

The Alkaline Water Company Inc. (TSXV and OTCQB: WTER) has developed an innovative, state-of-the-art, proprietary electrolysis process that produces healthy alkaline water for a balanced lifestyle. The Company is focused on the business of distributing and marketing for retail sale of its cost-effectively packaged Alkaline88® water beverage products. Visit: www.thealkalinewaterco.com.

About Alkaline Water Products
Alkaline88®is a premier 8.8 pH balanced bottled alkaline drinking water enhanced with trace minerals and electrolytes. The product offers consumers the unique opportunity to purchase alkaline water in conveniently packaged 500-milliliter, 700-milliliter, 1-liter, 1.5 -liter, 3-liter and 1-gallon sizes. The Alkaline Water Company Inc. is currently in the midst of a national mass-market expansion program, where the product is already available for consumer sales at a growing number of major retail locations across many parts of the United States. Learn more about the science behind alkaline water by visiting www.thealkalinewaterco.com.

Notice Regarding Forward-Looking Statements

This news release contains "forward-looking statements." Statements in this news release that are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among other things, the following: that the sales continue to accelerate as the Company enters the summer months of Q2; that the Company continues to trend ahead of its monthly projections for Fiscal Year 2019; and that as sales momentum continues into the summer the Company expects to see strong growth through the next quarter and rest of the fiscal year. The material assumptions supporting these forward-looking statements include, among others, that the demand for the Company's products will continue to significantly grow; that the past production capacity of the Company’s co-packing facilities can be maintained or increased; that there will be increased production capacity through implementation of new production facilities, new co-packers and new technology; that there will be an increase in number of products available for sale to retailers and consumers; that there will be an expansion in geographical areas by national retailers carrying the Company’s products; that there will be an expansion into new national and regional grocery retailers; that there will not be interruptions on production of the Company’s products; that there will not be a recall of products due to unintended contamination or other adverse events relating to the Company’s products; and that the Company will be able to obtain additional capital to meet the Company's growing demand and satisfy the capital expenditure requirements needed to increase production and support sales activity. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, governmental regulations being implemented regarding the production and sale of alkaline water; additional competitors selling alkaline water in bulk containers reducing the Company’s sales; the fact that the Company does not own or operate any of its production facilities and that co-packers may not renew current agreements and/or not satisfy increased production quotas; that fact that the Company has a limited number of suppliers of its unique bulk bottles; the potential for supply chain interruption due to factors beyond the Company’s control; the fact that there may be a recall of products due to unintended contamination; the inherent uncertainties associated with operating as an early stage company; changes in customer demand; the extent to which the Company is successful in gaining new long-term relationships with new retailers and retaining existing relationships with retailers; the Company’s ability to raise the additional funding that it will need to continue to pursue its business, planned capital expansion and sales activity; competition in the industry in which the Company operates and market conditions. These forward-looking statements are made as of the date of this news release, and the Company assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements, except as required by applicable law, including the securities laws of the United States and Canada. Although the Company believes that any beliefs, plans, expectations and intentions contained in this news release are reasonable, there can be no assurance that any such beliefs, plans, expectations or intentions will prove to be accurate. Readers should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in the reports and other documents the Company files with the SEC, available at www.sec.gov, and on the SEDAR, available at www.sedar.com.

The Alkaline Water Company Inc.

James Gilmore
WTER Investor Relations
480-320-3570
investors@thealkalinewaterco.com

Neither TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.